June 27, 1997





The Kenwood Funds

c/o Michael Karbouski

10 S. LaSalle Street

Suite 3610

Chicago, IL 60603



Re:Investment Company Act Rule 24f-2 Notice for Fiscal Year ended April 30, 1997



Dear Sir or Madam:



	We have examined such documents and records as we deem necessary to render this opinion, including your Articles of Incorporation and Certificate of Good Standing of the State of Delaware dated June 26, 1997.



	From such examination, we are of the opinion that The Kenwood
Funds is:



	1.Legally organized and existing under the laws of the State of Delaware and was so organized and existing throughout the period in which the sales occurred of the subject shares; and



	2.Was authorized to issue the shares of its common stock sold throughout the period covered by the Notice.



	On the basis of our examination of all relevant documents, in our opinion, the shares of your common stock sold in the one-year period ended April 30, 1997 were part of your authorized, but unissued, shares of common stock which, when sold, were legally issued and, when issued and fully paid for in accordance with the terms of their offering, constituted fully paid and non-assessable shares of your outstanding common stock.



	We hereby consent to the use of this opinion as an exhibit to the above-referenced Notice.



		Very truly yours,



		D'ANCONA & PFLAUM





	By:______________________________
	   Arthur Don, Partner